Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

On Track Innovations Ltd.

We consent to the incorporation by reference in the registration statements (No. 333-101491, No. 333-116429, No. 333-128106, No. 333-140786, No. 333-149034, No. 333-149575, No. 333-173075 and No. 333-179306 and No. 333-192443) on Form S-8 of On Track Innovations Ltd. of our report dated March 31, 2014, with respect to the consolidated balance sheets of On Track Innovations Ltd. and its subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of operations,  comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of On Track Innovations Ltd.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
March 31, 2014